UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 15, 2010

VISION INDUSTRIES CORP.

(Exact name of registrant as specified in charter)

Florida

(State or other jurisdiction of incorporation)

333-146209	14-1908451
(Commission File Number)	(IRS Employer Identification No.)

120 Eucalyptus Dr.

El Segundo, CA 90245

(Address of principal executive offices and zip code)

(310) 454-5658

 (Registrant’s telephone number including area code)

2601 Ocean Park Blvd., Suite 110

Santa Monica, CA 90405

 (Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 – FINANCIAL INFORMATION

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 15, 2010 and for value received, the Company entered into an agreement to pay Novium Opportunity Umbrella SICAV PLC-Quality Investment Fund (the “Holder”) the principal sum of Six Hundred Thousand Dollars ($600,000.00 USD).  This Convertible Promissory Note (the “Note”) is an unsecured 12% Convertible Subordinated Promissory Note, limited in the aggregate principal amount of $600,000.00 USD.   The outstanding principal balance of the Note bears interest at the rate of twelve percent (12%) per annum.  Interest shall accrue on the actual number of days elapsed based upon a 365-day year.  Interest through the last day of each calendar quarter shall be due and payable in arrears on the first business day of the month immediately following the end of such calendar quarter.

The Company may prepay, in full or in part, the outstanding principal balance of the Note plus any and all accrued interest thereon without penalty.  In the event the Company chooses to prepay, it shall provide the Holder with written notice of its intent to prepay, including the amount to be paid, and the Holder may then elect to convert the Noticed Prepayment Amount into shares of the Company’s Common Stock at the conversion price of $0.10 USD.  Furthermore, the Holder (1) may elect to convert the outstanding balance due, including interest thereon, at the conversion price of $0.10 at any time up to the Maturity Date of November 15, 2012 or (2) must automatically convert on the date on which the Common Stock is listed for sale on a national stock exchange and has maintained for no less than thirty (30) consecutive trading days a sales or bid price average quoted on a national exchange of at least Five Dollars ($5.00) per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISION INDUSTRIES CORP.
Dated: November 18, 2010	By:	/s/ MARTIN SCHUERMANN
Name: Martin Schuermann Title: President and Chief Executive Officer